Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (the “Company”) and Shenzhen Eastern Branch, Agricultural Bank of China (the “Creditor”) dated September 17, 2008

Main contents
➢	Contract number: NO.81101200800001445;
➢	Loan principal: RMB 44 million;
➢	Loan term: from the date loan is provided to December 31, 2008;
➢	Floating interest rate: annually 6.21%, adjusted every 3 months;
■	Penalty interest rate for delayed repayment: 6.21% plus 50% *6.21%;
■	Penalty interest rate for embezzlement of loan proceeds: 6.21% *1;
➢	Purpose of the loan is to provide working capital for purchasing raw materials;
➢	Advanced repayment of loan needs to be approved by the Creditor;
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Breach of contract penalties: correct the breach of contract; suspension of loan un-provided, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delay in repayment; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal and interest; compensation for the Creditor’s expenses incurred due to the Company’s breach of contract such as lawyer’s fee, etc.

➢	Guaranty contract of the loan agreement: Guaranty Contract of Maximum Amount (No. 81905200800000212);
➢	Supplemental: The Company undertakes to pledge the Land Use Right Certificate(“Certificate”) of BAK Industrial Park to the Creditor as soon as obtaining the Certificate;

Headlines of the articles omitted:
➢       Loan arrangement
➢       Interest clearing of the loan
➢       Payment of the loan
➢       Interest penalty of loan
➢       Rights and obligation of the Company
➢       Rights and obligations of the Creditor
➢       Breach of contract responsibility
➢       Validity
➢       Text